JAPAN 2X STRATEGY FUND

SCHEDULE OF INVESTMENTS (Unaudited)

June 30, 2008

Face

Market

Amount

Value

REPURCHASE AGREEMENTS

98.2%

Collateralized by obligations of

the U.S. Treasury or U.S.

Government Agencies

Mizuho Financial Group, Inc.

issued 06/30/08 at 1.75% due

07/01/08

$

2,846,330 $

2,846,330

Lehman Brothers Holdings, Inc.

issued 06/30/08 at 0.25% due

07/01/08†

1,099,416

1,099,416

Morgan Stanley issued 06/30/08

at 1.70% due 07/01/08

328,423

________

328,423

Total Repurchase Agreements

(Cost $4,274,169)

________

4,274,169

Total Investments 98.2%

(Cost $4,274,169)

$

__________

4,274,169

Other Assets in Excess of

Liabilities – 1.8%

$

__________

76,989

Net Assets – 100.0%

$

4,351,158

Unrealized

Contracts

Gain(Loss)

Foreign Currency Futures Contracts Purchased

September 2008 Japanese Yen

Currency Futures Contracts

(Aggregate Market Value of

Contracts $5,082,600)

43 $

_________

58,360

Futures Contracts Purchased

September 2008 Nikkei 225

Index Futures Contracts

(Aggregate Market Value of

Contracts $4,934,800)

73 $

__________

(172,726)

Units

Equity Index Swap Agreement

Lehman Brothers Finance S.A.

July 2008 Nikkei 225 Index

Swap, Terminating 07/23/08*

(Notional Market Value

$3,742,209)

29,549 $

_____________

(305,820)

*

Total Return based on Nikkei 225 Stock Average

Index +/- financing at a variable rate.

†

All or a portion of this security is pledged as equity swap

index collateral at June 30, 2008.

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